Exhibit 5.1

September 25, 2018 File No.: 281073.00001	Virginia Schweitzer Direct +1 613 696 6889 vschweitzer@fasken.com

Board of Directors Ur-Energy Inc. 10754 W. Centennial Road, Suite 200 Littleton, CO 81287-4588 USA

Dear Sirs:

Re:	Ur-Energy Inc.

We have acted as Canadian counsel to Ur-Energy Inc. (the “Corporation”), a corporation continued under the federal laws of Canada, with respect to certain legal matters relating to (i) the Registration Statement on Form S-3 (Registration No. is 333-219433), (the “Registration Statement”), including the base prospectus contained therein (the “Base Prospectus”), filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) for the purpose of registering under the Securities Act, among other securities, common shares of the Corporation without par value (the “Common Shares”) and (ii) the prospectus supplement to the Base Prospectus, dated September 21, 2018 filed with the Commission under Rule 424(b) under the Securities Act relating to Common Shares to be distributed by the Underwriters (as defined below) in the United States (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). The Prospectus has been filed in connection with the offer and sale by certain underwriters (the “Underwriters”) of (i) 12,195,122 common shares (the “Firm Shares”), no par value (the “Common Shares”), and (ii) 12,195,122 warrants to purchase an aggregate of 6,097,561 Common Shares (the “Firm Warrants”). In addition, the Corporation has granted to the Underwriters an option to purchase (i) up to an additional 1,829,268 Common Shares pursuant to such option (the “Option Shares” and together with the Firm Shares, the “Shares”) and/or (ii) 1,829,268 additional Warrants to purchase up to an additional 914,634 Common Shares (the “Option Warrants” together with the Firm Warrants, the “Warrants”). Each Share is being sold together with one Warrant, and each full Warrant is exercisable for one-half Common Share for a three year period at an exercise price of US$1.00 per whole share (the “Warrant Shares”). The Shares to be sold by the Corporation (including the Option Shares to the extent such option is exercised) and the Warrants to be sold by the Corporation (including the Option Warrants to the extent such option is exercised) are collectively called the “Securities”). Cantor Fitzgerald & Co (“Cantor”). has agreed to act as the representative of the several Underwriters in connection with the Offering pursuant to the Underwriting Agreement dated September 21, 2018 (the “Underwriting Agreement”) between the Corporation and Cantor.

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Examinations

In rendering the opinions below, we have examined and relied upon:

(a)	the Registration Statement and the Prospectus;

(b)	the Underwriting Agreement;

(c)	the form of warrant certificate (the “Warrant Certificate”);

(d)	the warrant agreement between the Corporation, Computershare Inc. and Computershare Trust Company, N.A. (the "Warrant Agreement");

(e)	a certificate of an officer of the Corporation dated the date hereof certifying certain matters including, among other things:

(i)	the articles of the Corporation;

(ii)	the by-laws of the Corporation;

(iii)	the resolutions of the board of directors of the Corporation approving transactions contemplated in the Underwriting Agreement, including the issuance of the Units, the Securities and the Warrant Shares; and

(iv)	certain factual matters; and

(f)	a certificate of compliance dated the date hereof issued pursuant to the Canada Business Corporations Act relating to the Corporation.

We have considered such questions of law and examined such statutes and regulations of the Province of Ontario and of Canada applicable therein as they exist on the date hereof, as we have considered necessary or relevant as a basis for our opinions.

Jurisdiction and Effective Date

Our opinions herein are restricted to and based upon the laws of the Province of Ontario and the federal laws of Canada applicable therein in force on the date hereof (collectively, “Ontario Law”).

We assume no obligation to revise or supplement this opinion should Ontario Law change subsequent to the date hereof by legislative action, judicial decision or otherwise or if there is a change in any fact or facts after the date hereof.

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Assumptions

For the purpose of delivering our opinions herein, we have assumed that the Securities will be issued and sold only in the manner stated in the Registration Statement and the Prospectus and only in accordance with the terms of the Underwriting Agreement.

Opinions

On the basis of the foregoing assumptions and subject to the qualifications and limitations hereinafter expressed, we are of the opinion that:

1.       when the Shares have been issued and delivered in accordance with the terms of the Underwriting Agreement, and upon payment to the Corporation of the full consideration provided for in the Underwriting Agreement, the Shares will be validly issued as fully paid and non-assessable common shares in the capital of the Corporation; and

2.       when the Warrant Shares have been duly and validly allotted and reserved for issuance and upon the exercise of the Warrants in accordance with the terms of the Warrant Certificate, the Warrant Shares will be validly issued as fully paid and non-assessable common shares in the capital of the Corporation.

This opinion letter has been prepared for filing by the Corporation as an exhibit to a Current Report on Form 8-K (the “Form 8-K”). The Form 8-K will be incorporated by reference in the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K. We also consent to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ FASKEN MARTINEAU DuMOULIN LLP

FASKEN MARTINEAU DuMOULIN LLP

VS/jf

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